                                                                    EXHIBIT 99.1

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Pride International, Inc.:

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of Pride International, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the acquisition of Marine Drilling Companies, Inc. on September 13, 2001 in a transaction accounted for as a pooling of interests, as described in Note 1 to the consolidated financial statements. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 1 to the consolidated financial statements, effective in 2003, the Company changed its policies for consolidation of variable interest entities and for presentation of gains and losses on debt retirement and in 2002, changed the manner in which it accounts for goodwill.

     As discussed in Note 15, the Company has restated its consolidated financial statements to reflect its operating segments on a basis consistent with its current operating organization.

                                          PRICEWATERHOUSECOOPERS LLP

Houston, Texas
March 11, 2004, except for Note 15, as to which the date is August 6, 2004

                           PRIDE INTERNATIONAL, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2003         2002
                                                              ----------   ----------
                                                               (IN THOUSANDS, EXCEPT
                                                                    PAR VALUES)
                                       ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $   69,134   $  133,986
  Restricted cash...........................................      38,840       52,700
  Trade receivables, net....................................     371,510      265,885
  Parts and supplies, net...................................      73,763       64,920
  Deferred income taxes.....................................       3,371        3,332
  Other current assets......................................     170,306      176,912
                                                              ----------   ----------
       Total current assets.................................     726,924      697,735
                                                              ----------   ----------
PROPERTY AND EQUIPMENT, net.................................   3,446,331    3,473,636
                                                              ----------   ----------
OTHER ASSETS
  Investments in and advances to affiliates.................      33,984       29,620
  Goodwill..................................................      69,014       72,014
  Other assets..............................................     102,177      129,852
                                                              ----------   ----------
       Total other assets...................................     205,175      231,486
                                                              ----------   ----------
                                                              $4,378,430   $4,402,857
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..........................................  $  163,707   $  186,657
  Accrued expenses..........................................     260,098      238,061
  Deferred income taxes.....................................         957          985
  Short-term borrowings.....................................      27,555       17,724
  Current portion of long-term debt.........................     188,737       99,265
  Current portion of long-term lease obligations............       2,749        2,679
                                                              ----------   ----------
       Total current liabilities............................     643,803      545,371
                                                              ----------   ----------
OTHER LONG-TERM LIABILITIES.................................      54,423       88,572
LONG-TERM DEBT, net of current portion......................   1,805,099    1,873,936
LONG-TERM LEASE OBLIGATIONS, net of current portion.........       9,979       12,511
DEFERRED INCOME TAXES.......................................      59,378      100,966
MINORITY INTEREST...........................................     102,969       82,204
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value; 50,000 shares authorized;
     none issued............................................          --           --
  Common stock, $.01 par value; 400,000 shares authorized;
     135,769 and 134,453 shares issued; 135,400 and 134,084
     shares outstanding.....................................       1,358        1,344
  Paid-in capital...........................................   1,261,073    1,237,146
  Treasury stock, at cost...................................      (4,409)      (4,409)
  Accumulated other comprehensive loss......................        (124)      (3,598)
  Retained earnings.........................................     444,881      468,814
                                                              ----------   ----------
       Total stockholders' equity...........................   1,702,779    1,699,297
                                                              ----------   ----------
                                                              $4,378,430   $4,402,857
                                                              ==========   ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                           PRIDE INTERNATIONAL, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                    YEAR ENDED DECEMBER 31,
                                                           ------------------------------------------
                                                               2003           2002           2001
                                                           ------------   ------------   ------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
REVENUES:
  Services...............................................   $1,565,806     $1,168,196     $1,512,895
  Sales..................................................      123,914        101,578             --
                                                            ----------     ----------     ----------
          Total revenues.................................    1,689,720      1,269,774      1,512,895
                                                            ----------     ----------     ----------
OPERATING COSTS, excluding depreciation and amortization:
  Services...............................................      975,489        696,841        889,561
  Sales..................................................      222,356         97,898             --
                                                            ----------     ----------     ----------
          Total operating costs..........................    1,197,845        794,739        889,561
DEPRECIATION AND AMORTIZATION............................      249,222        230,204        202,710
GENERAL AND ADMINISTRATIVE, excluding depreciation and
  amortization...........................................      121,259         94,241        100,309
POOLING AND MERGER COSTS.................................         (824)            --         35,766
                                                            ----------     ----------     ----------
EARNINGS FROM OPERATIONS.................................      122,218        150,590        284,549
                                                            ----------     ----------     ----------
OTHER INCOME (EXPENSE)
  Interest expense.......................................     (133,227)      (140,863)      (125,394)
  Interest income........................................        3,182          2,084         11,148
  Other income (expense), net............................        3,529         (1,072)       (13,326)
                                                            ----------     ----------     ----------
          Total other expense, net.......................     (126,516)      (139,851)      (127,572)
                                                            ----------     ----------     ----------
EARNINGS (LOSS) BEFORE INCOME TAXES AND MINORITY
  INTEREST...............................................       (4,298)        10,739        156,977
INCOME TAX PROVISION (BENEFIT)...........................       (1,130)         2,977         49,948
MINORITY INTEREST........................................       20,765         16,097         15,508
                                                            ----------     ----------     ----------
NET EARNINGS (LOSS)......................................   $  (23,933)    $   (8,335)    $   91,521
                                                            ==========     ==========     ==========
NET EARNINGS (LOSS) PER SHARE
  Basic..................................................   $    (0.18)    $    (0.06)    $     0.70
  Diluted................................................   $    (0.18)    $    (0.06)    $     0.68
WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic..................................................      134,704        133,305        131,630
  Diluted................................................      134,704        133,305        142,778

   The accompanying notes are an integral part of the consolidated financial statements.

                           PRIDE INTERNATIONAL, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                        ACCUMULATED
                                      COMMON STOCK                   TREASURY STOCK        OTHER                      TOTAL
                                    ----------------    PAID-IN     ----------------   COMPREHENSIVE   RETAINED   STOCKHOLDERS'
                                    SHARES    AMOUNT    CAPITAL     SHARES   AMOUNT     GAIN (LOSS)    EARNINGS      EQUITY
                                    -------   ------   ----------   ------   -------   -------------   --------   -------------
                                                                          (IN THOUSANDS)
BALANCE -- DECEMBER 31, 2000......  126,250   $1,263   $1,056,206     --     $    --      $(1,102)     $385,628    $1,441,995
  Net earnings....................       --      --            --     --          --           --        91,521        91,521
  Foreign currency translation....       --      --            --     --          --           87            --            87
                                                                                                                   ----------
    Total comprehensive income....                                                                                     91,608
  Issuance of common stock in
    connection with Direct Stock
    Purchase Plan.................    2,596      26        62,000     --          --           --            --        62,026
  Issuance of common stock in
    connection with private
    investments...................    3,555      35        92,971     --          --           --            --        93,006
  Other issuance of common
    stock.........................       43       1           996     --          --           --            --           997
  Exercise of stock options.......      349       3         6,364     --          --           --            --         6,367
  Tax benefit on non-qualified
    stock options.................       --      --            87     --          --           --            --            87
                                    -------   ------   ----------    ---     -------      -------      --------    ----------
BALANCE -- DECEMBER 31, 2001......  132,793   1,328     1,218,624     --          --       (1,015)      477,149     1,696,086
  Net loss........................       --      --            --     --          --           --        (8,335)       (8,335)
  Foreign currency translation....       --      --            --     --          --       (2,583)           --        (2,583)
                                                                                                                   ----------
    Total comprehensive loss......                                                                                    (10,918)
  Issuance of common stock in
    connection with private
    investments...................      528       5         6,295    369      (4,409)          --            --         1,891
  Other issuance of common
    stock.........................       37      --           476     --          --           --            --           476
  Exercise of stock options.......    1,095      11         9,069     --          --           --            --         9,080
  Tax benefit on non-qualified
    stock options.................       --      --         2,682     --          --           --            --         2,682
                                    -------   ------   ----------    ---     -------      -------      --------    ----------
BALANCE -- DECEMBER 31, 2002......  134,453   1,344     1,237,146    369      (4,409)      (3,598)      468,814     1,699,297
  Net loss........................       --      --            --     --          --           --       (23,933)      (23,933)
  Foreign currency translation....       --      --            --     --          --        3,474            --         3,474
                                                                                                                   ----------
    Total comprehensive loss......                                                                                    (20,459)
  Issuance of common stock in
    connection with Direct Stock
    Purchase Plan.................      830       8        14,992     --          --           --            --        15,000
  Other issuance of common
    stock.........................      104       1         1,264     --          --           --            --         1,265
  Exercise of stock options.......      382       5         3,759     --          --           --            --         3,764
  Tax benefit of non-qualified
    stock options.................       --      --           516     --          --           --            --           516
  Stock option compensation.......       --      --         3,396     --          --           --            --         3,396
                                    -------   ------   ----------    ---     -------      -------      --------    ----------
BALANCE -- DECEMBER 31, 2003......  135,769   $1,358   $1,261,073    369     $(4,409)     $  (124)     $444,881    $1,702,779
                                    =======   ======   ==========    ===     =======      =======      ========    ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                           PRIDE INTERNATIONAL, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              2003        2002        2001
                                                            ---------   ---------   ---------
                                                                     (IN THOUSANDS)
OPERATING ACTIVITIES
  Net earnings (loss).....................................  $ (23,933)  $  (8,335)  $  91,521
  Adjustments to reconcile net earnings (loss) to net cash
     provided by operating activities --
  Depreciation and amortization...........................    249,222     230,204     202,710
     Discount amortization on zero coupon convertible
       debentures.........................................      1,808      11,062      16,204
     Amortization of deferred loan costs..................      8,191       7,836       6,604
     (Gain) loss on sale of assets........................        453        (438)     (1,393)
     Deferred income taxes................................    (41,139)    (30,856)      7,252
     (Gain) loss on early extinguishment of debt..........         --       1,228      (2,049)
     Minority interest....................................     20,765      16,097      15,508
     Stock option compensation............................      3,396          --          --
     Changes in assets and liabilities, net of effects of
       acquisitions --
          Trade receivables...............................   (112,346)     53,436     (43,370)
          Parts and supplies..............................     (8,843)     (5,108)     (4,152)
          Other current assets............................      6,043     (48,192)    (57,910)
          Other assets....................................     25,029     (18,795)    (28,230)
          Accounts payable................................     (7,951)    (43,271)    (18,061)
          Accrued expenses................................     37,394       5,735      51,223
          Other liabilities...............................    (41,654)    (15,302)     20,706
                                                            ---------   ---------   ---------
          Net cash provided by operating activities.......    116,435     155,301     256,563
                                                            ---------   ---------   ---------
INVESTING ACTIVITIES
  Purchase of net assets of acquired entities, including
     acquisition costs, less cash acquired................         --      (2,414)     (8,934)
  Purchases of property and equipment.....................   (232,497)   (215,490)   (307,714)
  Proceeds from dispositions of property and equipment....      1,277       1,256       2,737
  Investments in and advances to affiliates...............     (4,364)     (1,205)    (17,788)
                                                            ---------   ---------   ---------
          Net cash used in investing activities...........   (235,584)   (217,853)   (331,699)
                                                            ---------   ---------   ---------
FINANCING ACTIVITIES
  Proceeds from issuance of common stock..................     16,265         476      63,023
  Proceeds from exercise of stock options.................      3,764       9,080       6,367
  Proceeds from issuance of convertible senior debentures,
     net of issue costs...................................    294,800     291,515     254,500
  Proceeds from debt borrowings...........................    188,016     385,000     194,039
  Reduction of debt.......................................   (462,408)   (551,221)   (456,083)
  Decrease (increase) in restricted cash..................     13,860       2,700      (4,900)
                                                            ---------   ---------   ---------
          Net cash provided by financing activities.......     54,297     137,550      56,946
                                                            ---------   ---------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......    (64,852)     74,998     (18,190)
CASH AND CASH EQUIVALENTS, beginning of year..............    133,986      58,988      77,178
                                                            ---------   ---------   ---------
CASH AND CASH EQUIVALENTS, end of year....................  $  69,134   $ 133,986   $  58,988
                                                            =========   =========   =========

   The accompanying notes are an integral part of the consolidated financial statements.

                           PRIDE INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation and Reporting

     The consolidated financial statements include the accounts of Pride International, Inc. and its wholly-owned and majority-owned subsidiaries (the "Company" or "Pride"). All significant intercompany transactions and balances have been eliminated in consolidation. Investments in which the Company owns less than 50% and exercises significant influence are accounted for using the equity method of accounting, and investments in which the Company does not exercise significant influence are accounted for using the cost method of accounting. Certain reclassifications have been made to prior years' amounts to conform with the current year presentation. Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 145, which eliminates the requirements that gains and losses from the extinguishment of debt be aggregated and classified as extraordinary items. Accordingly, the consolidated statement of operations for the years ended December 31, 2002 and 2001 reflect reclassifications of the gross effect of $798,000 and $1.3 million, respectively, from extraordinary item into other income (expense), net and income tax provision.

     In September 2001, Pride acquired Marine Drilling Companies, Inc. ("Marine") pursuant to a merger of Marine into a wholly owned subsidiary of Pride. Approximately 58.7 million shares of Pride common stock were issued to the former shareholders of Marine, which equaled approximately 44% of the outstanding common shares of the combined company immediately following the acquisition. The Marine merger was followed by a merger that changed Pride's state of incorporation from Louisiana to Delaware. The acquisition of Marine was accounted for as a pooling-of-interests for accounting and financial reporting purposes. Under this method of accounting, the recorded historical carrying amounts of the assets and liabilities of Pride and Marine are carried forward to the financial statements of the combined company at recorded amounts, results of operations of the combined company include the income and expenses of Pride and Marine for the entire fiscal period in which the combination occurred, and the historical results of operations of the separate companies for fiscal periods prior to the combination are combined and reported as the historical results of operations of the combined company. The results of operations of Pride and Marine for periods prior to the combination that are included in the combined company's recorded amounts are as follows (in thousands):

                                                        PRIDE      MARINE    COMBINED
                                                       --------   --------   --------
SIX MONTHS ENDED JUNE 30, 2001
Revenues.............................................  $561,414   $182,639   $744,053
Net earnings.........................................    30,071     52,562     82,633

     In December 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation ("FIN") No. 46R, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (revised December 2003)". FIN No. 46R requires a company to consolidate a variable interest entity, as defined, when the company will absorb a majority of the variable interest entity's expected losses, receive a majority of the variable interest entity's expected residual returns, or both. FIN No. 46R also requires certain disclosures relating to consolidated variable interest entities and unconsolidated variable interest entities in which a company has a significant variable interest. With respect to variable interest entities in which a company holds a variable interest that was acquired before February 1, 2003, the consolidation provisions are required to be applied no later than the company's first fiscal year or interim period ending after December 15, 2003. Upon evaluation of the provisions of FIN No. 46R, it was determined that the unaffiliated trust with which the Company completed the sale and leaseback of the Pride South America semisubmersible drilling rig in February 1999 would qualify for consolidation as a variable interest entity in which the Company is the primary beneficiary, as defined. Pursuant to the recommendation of FIN No. 46R, the Company has elected to retroactively adopt the provisions and restate previously issued financial statements for the applicable years

                           PRIDE INTERNATIONAL, INC.

for comparability purposes. The effect on the Company's consolidated statement of operations for the years ended December 31, 2002 and 2001 was as follows:

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2002        2001
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                               PER SHARE AMOUNTS)
Net earnings (loss) -- as reported..........................   $(8,947)    $91,206
Add:
  Lease rental expenses included in reported net earnings
     (loss).................................................    12,706      12,706
Deduct:
  Depreciation expense......................................    (3,782)     (3,782)
  Interest expense..........................................    (8,312)     (8,609)
                                                               -------     -------
Net earnings (loss) -- as adjusted..........................   $(8,335)    $91,521
                                                               =======     =======
NET EARNINGS (LOSS) PER SHARE:
Basic -- as reported........................................   $ (0.07)    $  0.69
Basic -- as adjusted........................................   $ (0.06)    $  0.70
Diluted -- as reported......................................   $ (0.07)    $  0.68
Diluted -- as adjusted......................................   $ (0.06)    $  0.68

  Management Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and adjustments on historical experience and on other information and assumptions that are believed to be reasonable under the circumstances. Estimates and judgments about future events and their effects cannot be perceived with certainty; accordingly, these estimates may change as additional information is obtained, as more experience is acquired, as the Company's operating environment changes and as new events occur. While it is believed that such estimates are reasonable, actual results could differ from those estimates. Estimates are used for, but not limited to, determining the realization of customer and insurance receivables, recoverability of long-lived assets, useful lives for depreciation and amortization, determination of income taxes, contingent liabilities, insurance and legal accruals and costs to complete construction projects.

  Cash and Cash Equivalents

     The Company considers all highly liquid debt instruments having maturities of three months or less at the date of purchase to be cash equivalents.

  Parts and Supplies

     Parts and supplies consist of spare rig parts and supplies held for use in operations and are valued at weighted average cost.

  Property and Equipment

     Property and equipment are carried at original cost or adjusted net realizable value, as applicable. Major renewals and improvements are capitalized and depreciated over the respective asset's remaining useful life.

                           PRIDE INTERNATIONAL, INC.

Maintenance and repair costs are charged to expense as incurred. When assets are sold or retired, the remaining costs and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in results of operations.

     For financial reporting purposes, depreciation of property and equipment is provided using the straight-line method based upon expected useful lives of each class of assets. Estimated useful lives of the assets for financial reporting purposes are as follows:

                                                              YEARS
                                                              -----
Rigs and rig equipment......................................   5-25
Transportation equipment....................................    3-7
Buildings and improvements..................................  10-20
Furniture and fixtures......................................      5

     Rigs and rig equipment have salvage values not exceeding 20% of the cost of the rig or rig equipment.

     Interest is capitalized on construction-in-progress at the interest rate on debt incurred for construction or at the weighted average cost of debt outstanding during the period of construction.

  Goodwill

     Effective January 1, 2002, the Company adopted SFAS No. 142, which eliminates the amortization of goodwill and requires that goodwill be reviewed annually for impairment. The Company ceased amortizing goodwill on January 1, 2002, which was previously amortized using the straight-line method over ten to fifteen years. The Company performed impairment tests of goodwill in the fourth quarters of 2003 and 2002 and determined that the fair value exceeded the recorded cost as of December 31, 2003 and 2002, respectively; accordingly, no impairment was recorded.

     The change in the carrying value of goodwill for the years ended December 31, 2003 and 2002 was as follows (in thousands):

                                               GULF OF   INTERNATIONAL     E&P
                                               MEXICO        LAND        SERVICES    TOTAL
                                               -------   -------------   --------   -------
Balance as of December 31, 2001..............  $1,472       $17,435      $45,749    $64,656
Goodwill acquired............................      --            --        7,358      7,358
                                               ------       -------      -------    -------
Balance as of December 31, 2002..............   1,472        17,435       53,107     72,014
Earn out payment.............................      --            --       (3,000)    (3,000)
                                               ------       -------      -------    -------
Balance as of December 31, 2003..............  $1,472       $17,435      $50,107    $69,014
                                               ======       =======      =======    =======

     In March 2003, the Company reduced by $3.0 million the carrying amount of goodwill recorded in its April 2000 acquisition of Services Especiales San Antonio S.A. ("San Antonio"). The seller of San Antonio was entitled to four "earn out" payments of up to $3 million each on the first four anniversary dates of the closing if San Antonio's revenues from services provided to the seller and its affiliates exceeded specified levels during the 12 calendar months ending immediately prior to the relevant anniversary date. The specified revenue level was not achieved for the third anniversary earn-out payment.

     The Company recorded goodwill of $16.7 million in the year ended December 31, 2001, in connection with certain acquisitions during those periods.

                           PRIDE INTERNATIONAL, INC.

     The Company's net earnings and net earnings per share, adjusted to exclude goodwill amortization expense, for the year ended December 31, 2001, were as follows (in thousands, except per share amounts):

Net earnings -- as reported.................................   $91,521
Goodwill amortization, net of tax...........................     2,737
                                                               -------
Net earnings -- as adjusted.................................   $94,258
                                                               =======
NET EARNINGS PER SHARE:
Basic -- as reported........................................   $  0.70
Goodwill amortization, net of tax...........................      0.02
                                                               -------
Basic -- as adjusted........................................   $  0.72
                                                               =======
NET EARNINGS PER SHARE:
Diluted -- as reported......................................   $  0.68
Goodwill amortization, net of tax...........................      0.02
                                                               -------
Diluted -- as adjusted......................................   $  0.70
                                                               =======

  Long Lived Asset Impairment

     Effective January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", and the accounting and reporting provisions of Accounting Principles Board ("APB") Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 retains the fundamental provisions of SFAS No. 121 and the basic requirements of APB No. 30; however, it establishes a single accounting model to be used for long-lived assets to be disposed of by sale and it expands the presentation of discontinued operations to include more disposal transactions.

     The Company performed an impairment test on certain specific rigs and groups of rigs in the fourth quarter of 2003 and determined that the undiscounted future cash flows based on expected day rates and utilization rates exceeded the recorded cost of the specific rigs and group of rigs as of December 31, 2003; accordingly, no impairment was recorded.

  Revenue Recognition

     The Company recognizes revenue as services are performed based upon contracted day rates and the number of operating days during the period. Revenue from turnkey contracts is recognized upon completion. Mobilization fees received and costs incurred to mobilize a rig in connection with a customer contract from one geographic area to another are deferred and recognized on a straight-line basis over the term of such contract, excluding any option periods. Costs incurred to mobilize a rig without a contract are expensed as incurred. Fees received for capital improvements to rigs are deferred and recognized on a straight-line basis over the period of the related drilling contract. The costs of such capital improvements are capitalized and depreciated over the useful lives of the assets.

  Rig Construction Contracts

     The Company has historically constructed drilling rigs only for its own use. However, at the request of some of its significant customers, the Company has entered into lump sum contracts to design, construct and mobilize specialized drilling rigs through the Company's technical services group. The Company also has

                           PRIDE INTERNATIONAL, INC.

entered into contracts to operate the rigs on behalf of the customers. Construction contract revenues and related costs are recognized under the percentage-of-completion method of accounting using measurements of progress toward completion appropriate for the work performed, such as man-hours, costs incurred or physical progress. Accordingly, the Company reviews contract price and cost estimates periodically as the work progresses and reflects adjustments in income (i) to recognize income proportionate to the percentage of completion in the case of projects showing an estimated profit at completion and (ii) to recognize the entire amount of the loss in the case of projects showing an estimated loss at completion. To the extent these adjustments result in an increase in previously reported losses or a reduction in or an elimination of previously reported profits with respect to a project, the Company would recognize a charge against current earnings. See Note 2.

  Rig Certifications

     The Company is required to obtain certifications from various regulatory bodies in order to operate its offshore drilling rigs and must maintain such certifications through periodic inspections and surveys. The costs associated with obtaining and maintaining such certifications, including inspections and surveys, drydock costs and remedial structural work to the rigs are deferred and amortized over the corresponding certification periods.

     The Company expended $20.2 million, $13.6 million and $5.5 million during 2003, 2002 and 2001, respectively, in obtaining and maintaining such certifications. As of December 31, 2003 and 2002, the deferred and unamortized portion of such costs on the Company's balance sheet were $31.6 million and $19.1 million, respectively. The portion of the costs that are expected to be amortized in the 12-month periods following each balance sheet date are included in other current assets on the balance sheet and the costs expected to be amortized after more than 12 months from each balance sheet date are included in other assets. The costs are amortized on a straight-line basis over the period of validity of the certifications obtained. These certifications are typically for five years, but in some cases are for shorter periods. Accordingly, the remaining useful lives for these deferred costs are up to five years.

  Income Taxes

     The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the asset is recovered or the liability is settled.

  Foreign Currency Translation

     The Company accounts for translation of foreign currency in accordance with SFAS No. 52, "Foreign Currency Translation". In those countries where the U.S. dollar is the functional currency, certain assets and liabilities of foreign operations are translated at historical exchange rates, revenues and expenses in these countries are translated at the average rate of exchange for the period, and all translation gains or losses are reflected in the period's results of operations. In those countries where the U.S. dollar is not the functional currency, revenues and expenses are translated at the average rate of exchange for the period, assets and liabilities are translated at end-of-period exchange rates and all translation gains and losses are included in accumulated other comprehensive loss within stockholders' equity.

  Concentration of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. The Company places its cash and cash equivalents in U.S. government securities and other high quality financial instruments. The Company limits

                           PRIDE INTERNATIONAL, INC.

the amount of credit exposure to any one financial institution or issuer. The Company's customer base consists primarily of major integrated and government-owned international oil companies, as well as smaller independent oil and gas producers. Management believes the credit quality of its customers is generally high. The Company has in place insurance to cover certain exposure in its foreign operations and provides allowances for potential credit losses when necessary.

  Conditions Affecting Ongoing Operations

     The Company's current business and operations are substantially dependent upon conditions in the oil and gas industry and, specifically, the exploration and production expenditures of oil and gas companies. The demand for contract drilling and related services is influenced by oil and gas prices, expectations about future prices, the cost of producing and delivering oil and gas, government regulations and local and international political and economic conditions. There can be no assurance that current levels of exploration and production expenditures of oil and gas companies will be maintained or that demand for the Company's services will reflect the level of such activities.

  Stock-Based Compensation

     The Company uses the intrinsic value based method of accounting for stock-based compensation prescribed by APB No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Under this method, the Company records no compensation expense for stock options granted when the exercise price for options granted is equal to the fair market value of the Company's stock on the date of the grant.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock Based Compensation -- Transition and Disclosure -- an Amendment of FASB Statement No. 123". SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. The disclosure provisions of SFAS No. 148 are effective immediately and require revised disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The Company has adopted the new disclosure requirements, as reflected below.

     Under SFAS No. 123, the fair value of stock-based awards is calculated using option pricing models. The Company's calculations were made using the Black-Sholes option pricing model with the following significant assumptions:

                                                             2003      2002      2001
                                                            -------   -------   -------
Dividend yield............................................     0.00%     0.00%     0.00%
Volatility................................................    62.57%    59.45%    56.05%
Risk free interest rate...................................     2.95%     4.73%     4.87%
Expected term.............................................  5 years   5 years   5 years

     The weighted average fair values per share of options granted during the years ended December 31, 2003, 2002 and 2001 were $8.53, $7.94 and $9.31, respectively.

                           PRIDE INTERNATIONAL, INC.

     If the fair value based method of accounting prescribed by SFAS No. 123 had been applied, the Company's pro forma net earnings (loss), net earnings (loss) per share and stock-based compensation cost would approximate the amounts indicated below. The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts.

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2003       2002       2001
                                                       --------   --------   --------
                                                           (IN THOUSANDS, EXCEPT
                                                             PER SHARE AMOUNTS)
Net earnings (loss) -- as reported...................  $(23,933)  $ (8,335)  $ 91,521
Add: Stock-based compensation included in reported
  net earnings (loss), net of tax....................     2,081         --         --
Deduct: Stock-based employee compensation expense
  determined under the intrinsic value method, net of
  tax................................................   (10,784)    (8,538)   (18,197)
                                                       --------   --------   --------
Pro forma net earnings (loss)........................  $(32,636)  $(16,873)  $ 73,324
                                                       ========   ========   ========
Net earnings (loss) per share:
  Basic -- as reported...............................  $  (0.18)  $  (0.06)  $   0.70
  Basic -- pro forma.................................  $  (0.24)  $  (0.13)  $   0.56
  Diluted -- as reported.............................  $  (0.18)  $  (0.06)  $   0.68
  Diluted -- pro forma...............................  $  (0.24)  $  (0.13)  $   0.56

  New Accounting Pronouncements

     The FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" and SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" during the second quarter of 2003. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including those embedded in other contracts, and for hedging activities and is effective for contracts entered into or modified after June 30, 2003. SFAS No. 150 establishes standards for the classification and measurement of certain financial instruments with both liability and equity characteristics. The adoption of SFAS Nos. 149 and 150 did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

2.  CONSTRUCTION PROJECTS

     At the request of two major international oil company customers, the Company entered into lump-sum contracts to design, engineer, manage construction of and commission four deepwater platform drilling rigs for installation on spars and tension-leg platforms. The Company also entered into contracts to provide drilling operations management of the rigs once they have been installed on platforms. The first rig has been mated to the customers' platform and towed to Angola, where it commenced operations in November 2003. The other rigs are expected to enter into service in late 2004 and early 2005. In 2003, the Company recorded loss provisions, included in operating costs, totaling $98.4 million relating to the construction of these deepwater platform rigs as the costs are expected to substantially exceed revenues on all four projects.

     Much of the increased costs are related to difficulties experienced with two different shipyards. The Company terminated its contract with the initial shipyard prior to the completion of the first two rigs. As a result, the Company has incurred substantial unplanned costs in completing the construction of the first unit. The Company engaged another shipyard to complete construction of the second rig, and the aggregate costs paid to the initial shipyard and committed and paid to the second shipyard have greatly exceeded budgeted expenditures for the rig. The Company is now utilizing shipyards in the Asia Pacific region for the third and fourth deepwater rig projects. As a result, the lump-sum contracts and anticipated freight costs for these two

                           PRIDE INTERNATIONAL, INC.

projects are higher than were originally budgeted. A U.S. shipyard building one of the primary components for the third rig project encountered significant financial difficulties, and the Company has paid costs in excess of amounts initially agreed to provide financial capacity for it to complete a reduced scope of work. The aggregate costs paid to that shipyard, in addition to the costs associated with the completion of the remaining tasks by newly contracted third parties, as well as transportation and other costs necessitated by revisions to the project completion plan, have significantly exceeded the budgeted expenditures for the third deepwater platform rig. Based on the experience from the start-up of the first rig and on revisions of estimates, increased costs for construction, transportation, commissioning, training and warranties have been included in the Company's estimates of costs to complete the remaining three rigs.

     The Company has commenced arbitration proceedings against the initial shipyard claiming damages of approximately $5.8 million, and the shipyard has asserted counterclaims against the Company for damages of approximately $13.8 million. The Company is also in commercial disputes and negotiations with certain equipment vendors and major sub-contractors. While the Company intends to vigorously pursue equitable resolutions with the other parties, the Company has provided for additional cost estimates to resolve some of these disputes.

     The Company's technical services segment is performing these deepwater platform rig construction projects under lump-sum contracts with its customers. Revenues and costs realized on these lump sum contracts vary from the originally estimated amounts. Unforeseen events may result in further cost overruns to complete these projects, which could be material and which would require the Company to record additional loss provisions in future periods. Such events could include variations in labor and equipment productivity over the remaining term of the contract, unanticipated cost increases, engineering changes, shipyard or systems problems, project management issues, shortages of equipment, materials or skilled labor, unscheduled delays in the delivery of ordered materials and equipment, work stoppages, shipyard unavailability or delays.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2003         2002
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
Rigs and rig equipment......................................  $4,455,736   $4,225,928
Transportation equipment....................................      31,340       28,125
Buildings...................................................      37,966       35,866
Other.......................................................      46,888       44,102
Construction-in-progress....................................      43,199       63,065
Land........................................................       8,323        8,752
                                                              ----------   ----------
                                                               4,623,452    4,405,838
Accumulated depreciation and amortization...................  (1,177,121)    (932,202)
                                                              ----------   ----------
Net property and equipment..................................  $3,446,331   $3,473,636
                                                              ==========   ==========

     The Company capitalizes interest applicable to the construction of significant additions to property and equipment. For the years ended December 31, 2003, 2002 and 2001, total interest incurred was $134.4 million, $142.8 million and $144.4 million, respectively, of which $1.2 million, $1.9 million and $19.0 million, respectively, was capitalized.

                           PRIDE INTERNATIONAL, INC.

     During the years ended December 31, 2003, 2002 and 2001, maintenance and repair costs included in operating costs on the accompanying consolidated statement of operations were $97.6 million, $81.6 million and $85.2 million, respectively.

4.  ACQUISITIONS

     In March 2001, the Company increased from 26.4% to 100% its ownership in a joint venture that constructed two dynamically-positioned, deepwater semisubmersible drilling rigs, the Pride Carlos Walter and the Pride Brazil. The purchase consideration for the interests the Company did not previously own consisted of approximately $86 million aggregate principal amount of senior convertible notes, convertible into approximately 4.0 million shares of the Company's common stock, which were issued to the Brazilian participant in the joint venture, and 519,468 shares of the Company's common stock valued at approximately $14 million, which were issued to two investment funds managed by First Reserve Corporation pursuant to the funds' original investment in the joint venture. The acquisition added to the Company's consolidated balance sheet approximately $443 million of assets represented by the two rigs, approximately $287 million of indebtedness incurred to finance the construction of the rigs ($178 million of which was outstanding as of December 31, 2003) and approximately $86 million of convertible senior notes issued to the Brazilian participant. See Note 5.

     In September 2001, the Company acquired Marine in a stock-for-stock transaction. Marine owned and operated a fleet of 17 offshore drilling rigs consisting of two semisubmersible units and 15 jackup units. Additionally, Marine owned one jackup rig configured as an accommodation unit. The acquisition of Marine was accounted for as a pooling-of-interests for accounting and financial reporting purposes. In connection with the acquisition, the estimated remaining useful lives and residual values of certain rigs were reassessed and, as a result, net income for 2001 increased $6.7 million (or $.05 per share on a basic and diluted basis). The Company incurred pooling and merger costs totaling $35.8 million associated with this acquisition, which consisted of investment advisory, legal and other professional fees of $24.4 million and costs associated with the closure of duplicate office facilities and employee terminations of $11.4 million. During 2002 and 2001, the Company paid $12.0 million and $22.9 million, respectively, of such fees and acquisition costs. During 2003, the Company reversed the remaining pooling and merger cost accrual.

5.  DEBT

  Short-Term Borrowings

     The Company has agreements with several banks for unsecured short-term lines of credit primarily denominated in U.S. dollars. The facilities are renewable annually and bear interest at variable rates based on LIBOR. The weighted average interest rate on such borrowings as of December 31, 2003 was 2.8%. As of December 31, 2003, $27.6 million was outstanding under these facilities and $25.2 million was available.

                           PRIDE INTERNATIONAL, INC.

  Long-Term Debt

     Long-term debt consisted of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2003         2002
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
Senior secured term loan....................................  $  197,000   $  198,500
Senior secured revolving credit facilities..................     288,000      110,000
9 3/8% Senior Notes due 2007................................     175,000      325,000
10% Senior Notes due 2009...................................     200,000      200,000
Drillship loans.............................................     182,674      231,966
Semisubmersible loans.......................................     260,558      301,343
2 1/2% Convertible Senior Notes due 2007....................     300,000      300,000
3 1/4% Convertible Senior Notes due 2033....................     300,000           --
Zero Coupon Convertible Senior Debentures Due 2021..........           4       98,220
Zero Coupon Convertible Subordinated Debentures Due 2018....       1,098      111,481
Senior convertible notes payable............................      85,853       85,853
Limited-recourse collateralized term loans..................       3,649       10,263
Other notes payable.........................................          --          575
                                                              ----------   ----------
                                                               1,993,836    1,973,201
Current portion of long-term debt...........................     188,737       99,265
                                                              ----------   ----------
Long-term debt, net of current portion......................  $1,805,099   $1,873,936
                                                              ==========   ==========

  Senior Secured Term Loan and Senior Secured Revolving Credit Facilities

     The Company entered into senior secured credit facilities with a group of banks providing for aggregate availability of up to $450.0 million, consisting of a $197.0 million term loan maturing in January 2009 and a $250.0 million revolving credit facility maturing in January 2007. Borrowings under the revolving credit facility are available for general corporate purposes. The Company may issue up to $50.0 million of letters of credit under the facility. As of December 31, 2003, $189.0 million of borrowings and an additional $27.8 million of letters of credit were outstanding under the revolving credit facility.

     Borrowings under the facilities currently bear interest at variable rates based on LIBOR plus a spread based on the credit rating of the facility or, if unrated, index debt. The interest rate was 3.66% for the term loan and 3.20% for the revolving credit facility as of December 31, 2003. In 2003, in order to reduce the potential impact of fluctuations in LIBOR, the Company entered into interest rate agreements that effectively cap the interest rate on total outstanding borrowings under the term loan at rates from 3.58% to 5.0% and provide a lower limit on rates from 0.72% to 0.91%, plus the applicable spread, to March 2007. The Company accounts for these interest rate agreements at market value, with changes reflected in current earnings.

     The facilities are collateralized by two deepwater semisubmersible rigs, the Pride North America and the Pride South Pacific, and 28 jackup rigs. The facilities contain provisions that limit the ability of the Company and its subsidiaries, with certain exceptions, to pay dividends or make other restricted payments and investments; incur additional debt; create liens; incur dividend or other payment restrictions affecting subsidiaries; consolidate, merge or transfer all or substantially all of its assets; sell assets or subsidiaries; enter into speculative hedging arrangements outside the ordinary course of business; enter into transactions with affiliates; make certain capital expenditures and incur long-term operating leases. The credit facilities also

                           PRIDE INTERNATIONAL, INC.

require the Company to comply with specified financial tests, including a ratio of net debt to EBITDA, an interest coverage ratio, a ratio of net debt to total capitalization and a minimum net worth.

     As of December 31, 2003, the Company had a senior secured revolving credit facility with non-U.S. banks that provides aggregate availability of up to $180.0 million, including $10.0 million of letters of credit, and is collateralized by three semisubmersible rigs, two jackup rigs and a tender-assisted rig. Borrowings under the credit facility bear interest at variable rates based on LIBOR plus a spread ranging from 1.2% to 2.1%. As of December 31, 2003, $99.0 million of borrowings and an additional $10.0 million of letters of credit were outstanding under this credit facility.

     As of December 31, 2003, the Company had $104.2 million in aggregate availability under its senior secured revolving credit facilities.

     Indentures governing our outstanding 9 3/8% and 10% senior notes limit the Company's ability to borrow under these facilities to a percentage of consolidated net tangible assets.

  9 3/8% Senior Notes due 2007

     In May 1997, the Company issued $325.0 million principal amount of 9 3/8% Senior Notes due May 1, 2007 (the "9 3/8% Senior Notes"). Interest on the 9 3/8% Senior Notes is payable semi-annually on May 1 and November 1 of each year. The 9 3/8% Senior Notes are redeemable, in whole or in part, at the option of the Company at redemption prices declining in annual increments from 103.125% at May 1, 2003 to 100% by May 1, 2005. The indenture governing the 9 3/8% Senior Notes contains provisions that limit the ability of the Company and its subsidiaries, with certain exemptions, to pay dividends or make other restricted payments; incur additional debt or issue preferred stock; create or permit to exist liens; incur dividend or other payment restrictions affecting subsidiaries; consolidate, merge or transfer all or substantially all of its assets; sell assets; enter into transactions with affiliates and engage in sale and leaseback transactions.

     In July 2003, the Company redeemed $150 million principal amount of the 9 3/8% Senior Notes at a redemption price of 103.125% of the principal amount, plus accrued and unpaid interest to the redemption date. The Company paid a total of $157.6 million in connection with the redemption, including $2.9 million of accrued and unpaid interest and a $4.7 million premium. In addition, the Company expensed $1.5 million, before income taxes, of deferred financing costs, which amount is included in other income (expense), net in the consolidated statement of operations.

  10% Senior Notes due 2009

     In May 1999, the Company issued $200.0 million principal amount of 10% Senior Notes due June 1, 2009 (the "10% Senior Notes"). Interest on the 10% Senior Notes is payable semi-annually on June 1 and December 1 of each year. The 10% Senior Notes are not redeemable prior to June 1, 2004, after which they will be redeemable, in whole or in part, at the option of the Company at redemption prices starting at 105% of the principal amount and declining to 100% by June 1, 2007. The indenture governing the 10% Senior Notes contains provisions that limit the ability of the Company and its subsidiaries, with certain exemptions, to pay dividends or make other restricted payments; incur additional debt or issue preferred stock; create or permit to exist liens; incur dividend or other payment restrictions affecting subsidiaries; consolidate, merge or transfer all or substantially all of its assets; sell assets; enter into transactions with affiliates and engage in sale and leaseback transactions.

  Drillship Loans

     In connection with the construction of two ultra-deepwater drillships, the Pride Africa and the Pride Angola, the Company and the two joint venture companies in which the Company has a 51% interest entered into financing arrangements with a group of banks that provided $400 million of the drillships' total cost of

                           PRIDE INTERNATIONAL, INC.

$495 million. The loans with respect to the Pride Africa and the Pride Angola are non-recourse to the Company and the joint owner and are collateralized by the drillships. As of December 31, 2003, $67.6 million was outstanding under the loans for the Pride Africa and $115.1 million was outstanding under the loans for the Pride Angola. The loans are being repaid from the proceeds of the related charter contracts in semi-annual installments of principal and interest through December 2006 and July 2007 for the Pride Africa and Pride Angola, respectively. The payment terms of the Pride Angola loan were extended from July 2005 to July 2007 when the customer extended the drilling contract to five years in February 2002. The drillship loans bear interest at LIBOR plus 1.10% to 1.25%. As a condition of the drillship loans, the Company entered into interest rate swap and cap agreements with the lenders that fixed the interest rate on the Pride Africa loan at 7.34% through December 2006, fixed the interest rate on the Pride Angola loan at 6.52% through January 2003 and capped the interest rate on the Pride Angola loan at 6.52% from February 2003 to January 2007. As a result, the drillship loans had a weighted average interest rate of 6.8% as of December 31, 2003. Such swap and cap agreements are not considered derivatives because (1) the swap and cap agreements were required by the lenders under the drillship loans; (2) the Company believes that such loans would not have been available to the Company without the related swap and cap agreements; and (3) the drillship loans prohibit the Company from selling or transferring the swap and cap agreements without the consent of the lenders, and the Company does not believe that the lenders would grant such consent as long as any principal amounts are outstanding. In accordance with the debt agreements, certain cash balances are held in trust to assure that timely interest and principal payments are made. As of December 31, 2003 and 2002, $26.7 million and $34.3 million, respectively, of such cash balances, which amount is included in restricted cash, was held in trust and is not available for use by the Company.

  Semisubmersible Loans

     In July 2001, the Company entered into a credit agreement with a group of foreign banks to provide loans totaling up to $250.0 million to refinance the construction loans for the Pride Carlos Walter and Pride Brazil. Borrowings under the facility bear interest at rates based on LIBOR plus an applicable margin of 1.50% to 1.85%. Principal and interest on the loans are payable semi-annually from March 2002 through 2008. Funding under the facility and repayment of the construction loans (which had interest rates of 11% per annum) was completed in November 2001. As required by the lenders under the facility, the Company entered into interest rate swap and cap agreements with the lenders that capped the interest rate on $50.0 million of the debt at 7% and which fixed the interest rate on the remainder of the debt at 5.58% through September 2006. Such swap and cap agreements are not considered derivatives because (1) the swap and cap agreements were required by the lenders under the facility agreement;
(2) the Company believes that such credit facility would not have been available to the Company without the related swap and cap agreements; and (3) the credit facility prohibits the Company from selling or transferring the swap and cap agreements without the consent of the lenders, and the Company does not believe that the lenders would grant such consent as long as any principal amounts are outstanding. The loans are collateralized by, among other things, a first priority mortgage on the drilling rigs and assignment of the charters for the rigs. The debt agreement requires certain cash balance to be held in trust to assure that timely interest and principal payments are made. As of December 31, 2003 and 2002, $11.4 million and $16.0 million, respectively, of such cash balances, which amount is included in restricted cash, was held in trust and is not available for use by the Company.

     In February 1999, the Company completed the sale and leaseback of the Pride South America semisubmersible drilling rig with an unaffiliated trust pursuant to which it received $97.0 million. The lease was classified as an operating lease for financial statement purposes. With the adoption of FIN No. 46R in December 2003, it was determined that the Company was the primary beneficiary, as defined, of the unaffiliated trust, and accordingly, the Company should consolidate said trust as a variable interest entity. The Company elected to adopt the provisions of FIN No. 46R retroactively and restate previously issued financial statements. Debt in the amount of $82.3 million and $86.0 million and property and equipment, net of

                           PRIDE INTERNATIONAL, INC.

$74.1 million and $77.9 million were recorded as of December 31, 2003 and 2002, respectively, in connection with the retroactive adoption of FIN No. 46R. See
Note 1.

  2 1/2% Convertible Senior Notes Due 2007

     In March 2002, the Company issued $300.0 million principal amount of 2 1/2% convertible senior notes due March 1, 2007. The net proceeds to the Company, after deducting underwriting discounts and offering costs, were $291.5 million. The notes are convertible into approximately 18.2 million shares of common stock of the Company (equal to a conversion rate of 60.5694 shares of common stock per $1,000 principal amount, or $16.51 per share). Interest on the notes is payable semiannually on March 1 and September 1 of each year. On or after March 4, 2005, the notes are redeemable at the Company's option, in whole or in part, for cash at redemption prices starting at 101% and declining to 100% by March 1, 2007, in each case plus accrued and unpaid interest. The Company may redeem some or all of the notes at any time prior to March 4, 2005 at 100% of the principal amount, plus accrued and unpaid interest and an amount equal to 7.5% of the principal amount, less the amount of any interest actually paid on the notes on or prior to the redemption date, if the closing price of the Company's common stock has exceeded 150% of the conversion price per share then in effect for at least 20 trading days within a period of 30 consecutive trading days. In connection with the issuance of the notes, a private equity fund related to First Reserve Corporation purchased 7.9 million shares of the Company's common stock from third parties. First Reserve manages private equity funds that specialize in the energy industry.

  3 1/4% Convertible Senior Notes Due 2033

     In April and May 2003, the Company issued $300 million aggregate principal amount of 3.25% convertible senior notes due 2033. Substantially all of the net proceeds (after expenses) of approximately $294.8 million were used to repay amounts outstanding under the Company's senior secured revolving credit facilities, which included borrowings used to fund a portion of the purchase price of the zero coupon convertible subordinated debentures due 2018 discussed below. The notes bear interest at a rate of 3.25% per annum. The Company also will pay contingent interest during any six-month interest period commencing on or after May 1, 2008 for which the trading price of the notes for each of the five trading days immediately preceding such period equals or exceeds 120% of the principal amount of the notes. Beginning May 5, 2008, the Company may redeem any of the notes at a redemption price of 100% of the principal amount redeemed plus accrued and unpaid interest. In addition, noteholders may require the Company to repurchase the notes on May 1 of 2008, 2010, 2013, 2018, 2023 and 2028 at a repurchase price of 100% of the principal amount redeemed plus accrued and unpaid interest. The Company may elect to pay all or a portion of the repurchase price in common stock instead of cash, subject to certain conditions. The notes are convertible under specified circumstances into shares of the Company's common stock at a conversion rate of 38.9045 shares per $1,000 principal amount of notes (which is equal to a conversion price of $25.704), subject to adjustment. Upon conversion, the Company will have the right to deliver, in lieu of shares of its common stock, cash or a combination of cash and common stock.

  Zero Coupon Convertible Senior Debentures Due 2021

     In January 2001, the Company issued zero coupon convertible senior debentures due January 16, 2021 with a face amount of $431.5 million. The net proceeds to the Company in connection with the sale, after deducting underwriting discounts and offering expenses, amounted to approximately $254.5 million. The issue price of $608.41 for each debenture represents a yield to maturity of 2.50% per annum (computed on a semiannual bond equivalent basis) calculated from the issue date. The difference between the issue price and face amount of the debentures is recorded as a discount and amortized to interest expense using the effective interest method over the term of the debentures.

                           PRIDE INTERNATIONAL, INC.

     During 2002, the Company purchased on the open market and then extinguished $277.9 million face amount of the debentures for $172.8 million. In January 2003, the Company repurchased substantially all of the remaining outstanding zero coupon convertible senior debentures for $98.2 million.

  Zero Coupon Convertible Subordinated Debentures Due 2018

     In April 1998, the Company issued zero coupon convertible subordinated debentures due April 24, 2018 with a face amount of $588.1 million. The net proceeds to the Company in connection with the sale, after deducting underwriting discounts and offering expenses, amounted to approximately $222.6 million. The issue price of $391.06 for each debenture represents a yield to maturity of 4.75% per annum (computed on a semiannual bond equivalent basis) calculated from the issue date. The difference between the issue price and face amount of the debentures is recorded as a discount and amortized to interest expense using the effective interest method over the term of the debentures. The debentures are convertible into shares of common stock of the Company at a conversion rate of 13.794 shares of common stock per $1,000 principal amount at maturity.

     During 2001, the Company purchased on the open market and then extinguished $129.1 million face amount of the debentures for $56.2 million. During 2002, the Company purchased on the open market and then extinguished $153.3 million face amount of the debentures for $72.7 million. In April 2003, the Company repurchased $226.5 million face amount of the outstanding debentures for $112.0 million, which was equal to their accreted value on the date of purchase. The purchase price was funded through borrowings under the Company's senior secured revolving credit facilities and available cash. Debentures with a face amount of $2.1 million, and an accreted value of $1.1 million as of December 31, 2003, remain outstanding.

  Senior Convertible Notes Payable

     In March 2001, in connection with the acquisition of the interests the Company did not previously own in the Pride Carlos Walter and the Pride Brazil, the Company issued approximately $86 million aggregate principal amount of senior convertible notes. See Note 4. The notes, which mature in December 2004, bear interest at 9% per annum and are convertible into approximately 4.0 million shares of the Company's common stock. The holder of the notes has the right to require the Company to prepay the notes at any time (1) after July 1, 2004 or
(2) before July 1, 2004 to the extent of the amount of any required capital contributions by such holder with respect to the joint venture for the Pride Portland and the Pride Rio de Janeiro described in Note 13. The Company has the option to prepay the notes any time after June 1, 2004.

  Limited-Recourse Collateralized Term Loans

     The limited-recourse collateralized term loans are collateralized by two of the Company's drilling/ workover barge rigs, the Pride I and the Pride II, and related charter contracts. The loans are being repaid from the proceeds of the related charter contracts in equal monthly installments of principal and interest through July 2004. These loans are non-interest bearing and have implied interest rates of 9.61%. In addition, a portion of contract proceeds is being held in trust to assure that timely payment of future debt service obligations is made. As of December 31, 2003 and 2002, $0.7 million and $2.4 million, respectively, of such contract proceeds, which amount is included in restricted cash, was being held in trust as collateral for the lenders and is not available for use by the Company.

                           PRIDE INTERNATIONAL, INC.

  Future Maturities

     Future maturities of long-term debt as of December 31, 2003 are as follows:

                                                                   AMOUNT
                                                               --------------
                                                               (IN THOUSANDS)
2004........................................................        188,737
2005........................................................        188,611
2006........................................................        108,955
2007........................................................        926,254
2008........................................................         37,449
Thereafter..................................................        543,830
                                                                 ----------
  Total long-term debt......................................     $1,993,836
                                                                 ==========

     As of December 31, 2003, the fair value of long-term debt was approximately $2.1 billion.

6.  LEASES

     The Company has lease obligations pursuant to sale and leaseback agreements or financing arrangements with unaffiliated entities for three platform rigs and offices in France that are accounted for as capital leases. The obligations are payable in semiannual installments through June 2006 and bear interest at a weighted average rate of 7.8% per annum.

     Future maturities of capital lease obligations as of December 31, 2003 are as follows:

                                                                  AMOUNT
                                                              --------------
                                                              (IN THOUSANDS)
2004........................................................     $ 3,645
2005........................................................       8,180
2006........................................................       2,180
2007........................................................         124
2008........................................................         123
Thereafter..................................................          61
                                                                 -------
  Total minimum lease obligations...........................      14,313
Less: interest portion......................................      (1,585)
                                                                 -------
                                                                  12,728
Less: current portion.......................................       2,749
                                                                 -------
Long-term portion...........................................     $ 9,979
                                                                 =======

     Rental expense for operating leases for equipment, vehicles and various facilities of the Company for the years ended December 31, 2003, 2002 and 2001 were $49.4, $28.4 million and $36.1 million, respectively.

7.  FINANCIAL INSTRUMENTS

     The Company's operations are subject to foreign exchange risks, including the risks of adverse foreign currency fluctuations and devaluations and of restrictions on currency repatriation.

     The Company attempts to limit the risks of adverse currency fluctuations and restrictions on currency repatriation by obtaining contracts providing for payment in U.S. dollars or freely convertible foreign currency. To the extent possible, the Company seeks to limit its exposure to local currencies by matching its acceptance

                           PRIDE INTERNATIONAL, INC.

thereof to its expense requirements in such currencies. Moreover, the Company enters into forward exchange contracts and option contracts to manage foreign currency exchange risk principally associated with its Euro-and denominated expenses. These forward exchange contacts and option contracts have not been designated as hedging instruments under SFAS No. 133, as the forward or option contracts are not systematically identified as being the hedge of specific expenditures at inception.

     Currency option contracts existing as of December 31, 2003 consist of U.S. dollar calls/Euro puts with a notional amount of $2.6 million sold by the Company, U.S. dollar puts/Euro calls with a notional amount of $1.1 million purchased by the Company and South African Rand calls/U.S. dollar puts with a notional amount of 5 million Rand, equivalent to $0.8 million at the year end exchange rate, purchased by the Company. The counterparties to these contracts are all major European banks.

     The Company had no unrealized losses as of December 31, 2003 on forward exchange contracts and option contracts based on quoted market prices of comparable instruments. The unrealized loss as of December 31, 2002 was approximately $1.0 million. The net realized and unrealized gains (losses) on all forward and option contracts, included in other income (expense), net for the years ended December 31, 2003, 2002 and 2001, were approximately $1.2 million, $4.8 million and $(0.1) million, respectively.

     The Company is subject to the risk of variability in interest payments on its floating rate debt. In 2003, in order to reduce the potential impact of fluctuations in LIBOR, the Company entered into interest rate agreements that effectively cap the interest rate on $194.0 million of borrowings under its senior secured term loan at rates from 3.58% to 5.0%, plus the applicable spread, and provide a lower limit on rates from 0.72% to 0.91%, plus the applicable spread, to March 2007. If interest rates fall below the lower limits, interest rates payable increase to rates from 2.0% to 3.94%, plus the applicable spread. The interest rate agreements are marked-to-market quarterly with the change in fair value recorded as a component of interest expense. As of December 31, 2003, the net value of the instruments was a liability of $0.6 million.

8.  INCOME TAXES

     The components of the income tax provision (benefit) were as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                          2003       2002      2001
                                                        --------   --------   -------
                                                               (IN THOUSANDS)
U.S.:
  Federal:
  Current.............................................  $     --   $     --   $15,694
  Deferred............................................   (78,127)   (38,675)    9,664
                                                        --------   --------   -------
     Total -- Federal.................................   (78,127)   (38,675)   25,358
                                                        --------   --------   -------
Foreign:
  Current.............................................    42,487     33,833    27,002
  Deferred............................................    34,510      7,819    (2,412)
                                                        --------   --------   -------
     Total -- Foreign.................................    76,997     41,652    24,590
                                                        --------   --------   -------
       Income tax provision (benefit).................  $ (1,130)  $  2,977   $49,948
                                                        ========   ========   =======

                           PRIDE INTERNATIONAL, INC.

     The difference between the effective federal income tax amounts and rate reflected in the income tax provision (benefit) and the amount and rate which would be determined by applying the U.S. statutory federal tax rate to earnings
(loss) before income taxes and minority interest is summarized as follows:

                                                 YEAR ENDED DECEMBER 31,
                                  -----------------------------------------------------
                                       2003               2002               2001
                                  ---------------   -----------------   ---------------
                                  AMOUNT    RATE     AMOUNT     RATE     AMOUNT    RATE
                                  -------   -----   --------   ------   --------   ----
                                                     (IN THOUSANDS)
U.S. statutory rate.............  $(1,504)   35.0%  $  3,759     35.0%  $ 54,942   35.0%
Foreign:
  Tax on foreign earnings.......     (635)   14.8    (13,541)  (126.1)    (7,207)  (4.6)
  Change in valuation
     allowance..................   (1,498)   34.8     12,372    115.2     (2,821)  (1.8)
                                  -------   -----   --------   ------   --------   ----
Net effect of foreign income
  taxes.........................   (2,133)   49.6     (1,169)   (10.9)   (10,028)  (6.4)
Change in estimate..............    2,372   (55.2)       291      2.7      5,034    3.2
Other...........................      135    (3.1)        96      0.9         --     --
                                  -------   -----   --------   ------   --------   ----
Effective income tax rate.......  $(1,130)   26.3%  $  2,977     27.7%  $ 49,948   31.8%
                                  =======   =====   ========   ======   ========   ====

     In 2003, the Company had an increase of 14.8% in the U.S. statutory rate for foreign taxes due to the following: (34.8)% for an adjustment to prior year deferred tax assets for foreign losses, and 49.6% for current year foreign taxes in excess of U.S. statutory rate. In 2003, the Company had an increase of 34.8% in the U.S. statutory rate for the change in valuation allowance due to an adjustment to prior year allowances on the deferred tax asset for foreign losses as explained above that will not be utilized in future years. The change in estimate for 2003 relates primarily to the difference between the Company's estimate of U.S. income tax on approximately $153 million of 2002 foreign earnings and the actual amount on the 2002 U.S. tax return as filed.

     In 2002, the Company had a decrease of (126.1)% in the U.S. statutory rate for foreign taxes due to the following: (112.0)% for previously omitted deferred tax assets for foreign losses, (51.7)% for current year deferred tax assets created by Mexico losses, and 37.6% for current year foreign taxes in excess of U.S. statutory rate. In 2002, the Company had an increase of 115.2% in the U.S. statutory rate for the change in valuation allowance due to the following:
112.0% for previously omitted allowances on the deferred tax asset for foreign losses as explained above that will not be utilized in future years, 51.7% for the current year allowance on Mexico tax losses described above that will not be utilized in future years, and (48.5)% decrease for the partial reversal of the allowance on French tax losses from rig rental income in France from Russia and Kazakhstan contracts that extend into 2003.

     The domestic and foreign components of earnings (losses) before income taxes and minority interest were as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       2003        2002        2001
                                                     ---------   ---------   --------
                                                              (IN THOUSANDS)
Domestic...........................................  $(257,512)  $(142,044)  $ 22,297
Foreign............................................    253,214     152,783    134,680
                                                     ---------   ---------   --------
Earnings (losses) before income taxes and minority
  interest.........................................  $  (4,298)  $  10,739   $156,977
                                                     =========   =========   ========

                           PRIDE INTERNATIONAL, INC.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets were as follows:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2003        2002
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
Deferred tax liabilities:
  Depreciation..............................................  $ 320,284   $ 312,215
  Other.....................................................     21,286      16,962
                                                              ---------   ---------
     Total deferred tax liabilities.........................    341,570     329,177
                                                              ---------   ---------
Deferred tax assets:
  Net operating loss carryforwards..........................   (272,698)   (217,114)
  Alternative Minimum Tax credits...........................    (27,958)    (27,958)
  Other.....................................................    (10,285)     (9,271)
                                                              ---------   ---------
     Total deferred tax assets..............................   (310,941)   (254,343)
  Valuation allowance for deferred tax assets...............     22,287      23,785
                                                              ---------   ---------
     Net deferred tax assets................................   (288,654)   (230,558)
                                                              ---------   ---------
     Net deferred tax liability.............................  $  52,916   $  98,619
                                                              =========   =========

     Applicable U.S. deferred income taxes and related foreign dividend withholding taxes have not been provided on approximately $507.8 million of undistributed earnings and profits of the Company's foreign subsidiaries. The Company considers such earnings to be permanently reinvested outside the United States. It is not practicable to estimate the amount of deferred income taxes associated with these unremitted earnings.

     As of December 31, 2003, the Company had deferred tax assets of $272.7 million relating to $783.2 million of net operating loss ("NOL") carryforwards and had $28.0 million of non-expiring Alternative Minimum Tax ("AMT") credits. The NOL carryforwards and AMT credits can be used to reduce the Company's federal and foreign income taxes payable in future years. The Company's ability to realize the entire benefit of its deferred tax assets requires that the Company achieve certain future earnings levels prior to the expiration of its NOL carryforwards. U.S. NOL carryforwards total $699.2 million and expire in 2019 through 2023. Foreign NOL carryforwards include $41.6 million that do not expire and $42.3 million that expire in 2003 through 2013. The Company has recognized a partial allowance due to the uncertainty of realizing certain foreign NOL carryforwards. The Company could be required to record an additional valuation allowance against certain or all of its remaining deferred tax assets if market conditions deteriorate or future earnings are below current estimates.

     In connection with the acquisition of Marine, the Company determined that certain NOL carryforwards and AMT credits are subject to limitation under Sections 382 and 383 of the U.S. Internal Revenue Code as a result of the greater than 50% cumulative change in the Company's ownership. However, the Company has determined that such limitations should not affect its ability to realize the benefits of the deferred tax assets associated with such NOL carryforwards and AMT credits.

9.  NET EARNINGS (LOSS) PER SHARE

     Basic net earnings (loss) per share has been computed based on the weighted average number of shares of common stock outstanding during the applicable period. Diluted net earnings (loss) per share has been computed based on the weighted average number of shares of common stock and common stock equivalents outstanding during the applicable period, as if stock options, convertible debentures and other convertible debt

                           PRIDE INTERNATIONAL, INC.

were converted into common stock, after giving retroactive effect to the elimination of interest expense, net of income tax effect.

     The following table presents information necessary to calculate basic and diluted net earnings (loss) per share:

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2003       2002       2001
                                                       --------   --------   --------
                                                           (IN THOUSANDS, EXCEPT
                                                             PER SHARE AMOUNTS)
Net earnings (loss)..................................  $(23,933)  $ (8,335)  $ 91,521
Interest expense on convertible debentures and
  notes..............................................        --         --      9,171
Income tax effect....................................        --         --     (3,210)
                                                       --------   --------   --------
  Net earnings (loss) -- as adjusted.................  $(23,933)  $ (8,335)  $ 97,482
                                                       ========   ========   ========
Weighted average shares outstanding..................   134,704    133,305    131,630
Convertible debentures and notes.....................        --         --      9,437
Stock options........................................        --         --      1,711
                                                       --------   --------   --------
  Weighted average shares outstanding -- as
     adjusted........................................   134,704    133,305    142,778
                                                       ========   ========   ========
Net earnings (loss) per share:
  Basic..............................................  $  (0.18)  $  (0.06)  $   0.70
                                                       ========   ========   ========
  Diluted............................................  $  (0.18)  $  (0.06)  $   0.68
                                                       ========   ========   ========

     The calculation of diluted weighted average shares outstanding excludes
35.9 million, 34.3 million and 13.2 million common shares issuable pursuant to convertible debt and outstanding options for the years ended December 31, 2003, 2002 and 2001, respectively, because their effect was antidilutive or the exercise price of stock options exceeded the average price of the Company's common stock for the applicable period.

10.  EMPLOYEE BENEFITS

     The Company has a 401(k) defined contribution plan for its employees, which allows eligible employees to defer up to 15% of their eligible annual compensation, with certain limitations. The Company may at its discretion match up to 100% of the first 6% of compensation. The Company's contributions to the plan for the years ended December 31, 2003, 2002 and 2001 were $2.5 million, $1.6 million and $3.5 million, respectively.

     The Company has a deferred compensation plan, which provides its officers and key employees with the opportunity to participate in an unfunded, non-qualified plan. Eligible employees may defer up to 100% of compensation, including bonuses and net proceeds from the exercise of stock options.

11.  STOCKHOLDERS' EQUITY

  Preferred Stock

     The Company is authorized to issue 50 million shares of preferred stock, par value $0.01 per share. The Company's board of directors has the authority to issue shares of preferred stock in one or more series and to fix the number of shares, designations and other terms of each series. The board of directors has designated 4.0 million shares of preferred stock to constitute the Series A Junior Participating Preferred Stock in connection with the Company's stockholders' rights plan. As of December 31, 2003, no shares of preferred stock are outstanding.

                           PRIDE INTERNATIONAL, INC.

  Common Stock

     The Company has established the Pride International, Inc. Direct Stock Purchase Plan, which provides a convenient way for investors to purchase shares of its common stock without paying brokerage commissions or service charges. For the years ended December 31, 2003 and 2001, the Company sold 0.8 million shares for $15.0 million and 2.6 million shares for $62.0 million, respectively. There were no shares sold under the plan in 2002.

     In January 2000, Marine completed a public offering of 1.0 million shares of its common stock, for net proceeds of $18.5 million. The proceeds were used to fund the acquisition, upgrade and mobilization of the Pride South Carolina, formerly the Marine 202, a jackup drilling rig.

     In February 2001, the Company issued 3.0 million shares of common stock valued at $78.9 million in connection with the acquisition of the Pride North Sea and the Pride Venezuela.

     In March 2001, the Company issued 519,468 shares of common stock valued at approximately $14.0 million to investment funds managed by First Reserve Corporation in connection with the Company's acquisition of the funds' equity ownership interest in the Pride Carlos Walter and Pride Brazil. See Note 4.

     In October 2002, the Company issued 527,652 shares of common stock to two funds managed by First Reserve in exchange for an additional 11.9% investment in the Amethyst joint venture. Subsequently, in November 2002 the other joint venture partner exercised its option to acquire up to 70% of the interest acquired by the Company, in exchange for 369,356 shares of the Company's common stock. The shares of Company common stock acquired in the exchange are currently held as treasury shares.

  Stockholders' Rights Plan

     The Company has a preferred share purchase rights plan. Under the plan, each share of common stock includes one right to purchase preferred stock. The rights will separate from the common stock and become exercisable (1) ten days after public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% of the Company's outstanding common stock or (2) ten business days following the start of a tender offer or exchange offer that would result in a person's acquiring beneficial ownership of 15% of the Company's outstanding common stock. A 15% beneficial owner is referred to as an "acquiring person" under the plan. Certain investment funds managed by First Reserve Corporation, their affiliates and certain related parties currently have the right to acquire beneficial ownership of up to 19% of the Company's common stock without becoming an acquiring person under the plan.

     The Company's board of directors can elect to delay the separation of the rights from the common stock beyond the ten-day periods referred to above. The plan also confers on the board the discretion to increase or decrease the level of ownership that causes a person to become an acquiring person. Until the rights are separately distributed, the rights will be evidenced by the common stock certificates and will be transferred with and only with the common stock certificates.

     After the rights are separately distributed, each right will entitle the holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock for a purchase price of $50. The rights will expire at the close of business on September 30, 2011, unless the Company redeems or exchanges them earlier as described below.

     If a person becomes an acquiring person, the rights will become rights to purchase shares of the Company's common stock for one-half the current market price, as defined in the rights agreement, of the common stock. This occurrence is referred to as a "flip-in event" under the plan. After any flip-in event, all rights that are beneficially owned by an acquiring person, or by certain related parties, will be null and void. The Company's board of directors has the power to decide that a particular tender or exchange offer for all

                           PRIDE INTERNATIONAL, INC.

outstanding shares of the Company's common stock is fair to and otherwise in the best interests of its stockholders. If the board makes this determination, the purchase of shares under the offer will not be a flip-in event.

     If, after there is an acquiring person, the Company is acquired in a merger or other business combination transaction or 50% or more of the Company's assets, earning power or cash flow are sold or transferred, each holder of a right will have the right to purchase shares of the common stock of the acquiring company at a price of one-half the current market price of that stock. This occurrence is referred to as a "flip-over event" under the plan. An acquiring person will not be entitled to exercise its rights, which will have become void.

     Until ten days after the announcement that a person has become an acquiring person, the Company's board of directors may decide to redeem the rights at a price of $0.01 per right, payable in cash, shares of common stock or other consideration. The rights will not be exercisable after a flip-in event until the rights are no longer redeemable.

     At any time after a flip-in event and prior to either a person's becoming the beneficial owner of 50% or more of the shares of common stock or a flip-over event, the Company's board of directors may decide to exchange the rights for shares of common stock on a one-for-one basis. Rights owned by an acquiring person, which will have become void, will not be exchanged.

  Stock Option Plans

     The Company has a long-term incentive plan which provides for the granting or awarding of stock options, restricted stock, stock appreciation rights and stock indemnification rights to officers and other key employees. The number of shares authorized and reserved for issuance under the long-term incentive plan is limited to 10% of total issued and outstanding shares, subject to adjustment in the event of certain changes in the Company's corporate structure or capital stock. Stock options may be exercised in whole or in part within 60 days of termination of employment or one year after retirement, total disability or death of an employee.

     Options granted under the long-term incentive plan prior to 1998 were vested 25% immediately, 50% after one year, 75% after two years and 100% after three years. Options granted in 1998 were vested 20% after one year, 40% after two years, 60% after three years, 80% after four years and 100% after five years. Options granted in 1999 through 2003 were vested 40% after six months, 60% after 18 months, 80% after two years and 100% after 30 months.

     In 1993, the shareholders of the Company approved and ratified the 1993 Directors' Stock Option Plan. The purpose of the plan is to afford the Company's directors who are not full-time employees of the Company or any subsidiary of the Company an opportunity to acquire a greater proprietary interest in the Company. A maximum of 400,000 shares of the Company's common stock has been reserved for issuance upon the exercise of options granted pursuant to the plan. The exercise price of options is the fair market value per share on the date the option is granted. Directors' stock options vest over two years at the rate of 50% per year and expire ten years from date of grant.

     Pursuant to the merger agreement with Marine, all options to acquire Marine common stock under various Marine stock option plans were deemed to be options to acquire the same number of shares of the Company's common stock and all Marine options became fully vested and exercisable pursuant to the "change of control" provisions of the Marine stock option plans.

                           PRIDE INTERNATIONAL, INC.

     Employee and director stock option transactions for the last three years are summarized as follows:

                                              EMPLOYEE STOCK OPTIONS     DIRECTOR STOCK OPTIONS
                                            --------------------------   -----------------------
                                                PRICE         SHARES         PRICE       SHARES
                                            -------------   ----------   -------------   -------
Outstanding as of December 31, 2000.......                   7,998,362                   308,165
  Granted.................................  $14.65-$29.63    2,159,500   $14.65-$28.10    66,500
  Exercised...............................  $ 2.50-$22.75     (322,689)  $  4.00-$8.38   (26,000)
  Forfeited...............................  $ 8.00-$29.63      (39,488)             --        --
                                                            ----------                   -------
Outstanding as of December 31, 2001.......                   9,795,685                   348,665
  Granted.................................  $14.35-$19.14    1,225,000   $       14.35    52,500
  Exercised...............................  $ 6.25-$16.50   (1,095,005)             --        --
  Forfeited...............................  $ 8.00-$29.63   (1,208,650)             --        --
                                                            ----------                   -------
Outstanding as of December 31,2002........                   8,717,030                   401,165
  Granted.................................  $15.40-$16.10    2,700,000   $       15.40    52,500
  Exercised...............................  $ 6.19-$19.56     (364,395)  $ 8.38-$15.50   (18,000)
  Forfeited...............................  $ 8.00-$29.63         (500)  $ 8.38-$29.25   (33,000)
                                                            ----------                   -------
Outstanding as of December 31, 2003.......                  11,052,135                   402,665
                                                            ==========                   =======
Exercisable as of December 31,2003........                   8,485,435                   323,915
                                                            ==========                   =======

     The following table summarizes information on stock options outstanding and exercisable at December 31, 2003 pursuant to the employee stock option plans:

                                             OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                                ---------------------------------------------   ----------------------------
                                                 WEIGHTED         WEIGHTED                       WEIGHTED
RANGE OF                          OPTIONS        AVERAGE          AVERAGE         OPTIONS        AVERAGE
EXERCISE PRICES                 OUTSTANDING   REMAINING LIFE   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
---------------                 -----------   --------------   --------------   -----------   --------------
$ 0.00-$14.81.................   5,823,760         5.7             $11.85        5,031,060        $11.44
$14.81-$29.63.................   5,228,375         6.9             $18.59        3,454,375        $20.11
                                ----------                                       ---------
$ 0.00-$29.63.................  11,052,135         6.3             $15.04        8,485,435        $14.97
                                ==========                                       =========

     The following table summarizes information on stock options outstanding and exercisable at December 31, 2003 pursuant to the directors' stock option plan:

                                              OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                                 ---------------------------------------------   ----------------------------
                                                  WEIGHTED         WEIGHTED                       WEIGHTED
RANGE OF                           OPTIONS        AVERAGE          AVERAGE         OPTIONS        AVERAGE
EXERCISE PRICES                  OUTSTANDING   REMAINING LIFE   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
---------------                  -----------   --------------   --------------   -----------   --------------
$ 0.00-$14.81..................    124,500          5.1             $12.78          98,250         $12.36
$14.81-$29.63..................    278,165          3.5             $19.31         225,665         $20.22
                                   -------                                         -------
$ 0.00-$29.63..................    402,665          4.0             $17.29         323,915         $17.83
                                   =======                                         =======

     During 2003, the Company recognized $3.4 million of stock option compensation in connection with the modification of the terms of certain key employees' stock option grants.

12.  COMMITMENTS AND CONTINGENCIES

     The Company is routinely involved in other litigation, claims and disputes incidental to its business, which at times involves claims for significant monetary amounts, some of which would not be covered by

                           PRIDE INTERNATIONAL, INC.

insurance. In the opinion of management, none of the existing litigation will have a material adverse effect on the Company's financial position, results of operations or cash flows. However, a substantial settlement payment or judgment in excess of the Company's accruals could have a material adverse effect on its consolidated results of operations or cash flows.

13.  INVESTMENTS IN JOINT VENTURES

     As of December 31, 2003, the Company had a 30.0% equity interest in a joint venture company that is currently completing construction of two dynamically-positioned, deepwater semisubmersible drilling rigs, the Pride Portland and Pride Rio de Janeiro. The Pride Rio de Janeiro is undergoing sea trials in the Caribbean Sea and the Pride Portland is expected to leave the shipyard in Maine in May 2004. The joint venture company has financed 87.5% of the cost of construction of these rigs through credit facilities, with repayment of the borrowings under those facilities guaranteed by the United States Maritime Administration ("MARAD"). Advances under the credit facilities are being provided without recourse to any of the joint venture owners. The remaining 12.5% of the cost of construction is being provided by the joint venture company from equity contributions that have been made by the joint venture partners. In addition, the joint venture partners have agreed to provide equity contributions to finance all of the estimated $5.2 million of incremental costs associated with upgrading both rigs to a water depth capability of 1,700 meters from the original design of approximately 1,500 meters, of which the Company's 30% share would be approximately $1.6 million. The Company expects that the joint venture partners will have to make additional capital contributions to fund the project through the sea trial stage for each rig or, alternatively, will have to provide acceptable guarantees to MARAD to permit the required further draws to become available under the MARAD-guaranteed credit facilities. If the funding is made by additional capital contributions, the Company expects that its proportionate share would be approximately $8.0 million. The capital contributions are likely to be required during the second quarter of 2004. Through December 31, 2003, the Company's equity contributions to the joint venture totaled $33.7 million, including capitalized interest of $7.3 million and contributions of $0.8 million in connection with the water depth upgrades. Initial interest and debt service payments in respect of construction debt for the two rigs are expected to total approximately $22.0 million during 2004, of which the Company's 30% share would be $6.6 million.

     The Company has a 12.5% interest in Basafojagu (HS) Inc. ("Basafojagu"), a company incorporated in Liberia that has capital lease obligations in respect of the Al Baraka 1 tender-assisted drilling rig. The majority shareholder is a subsidiary of a major Saudi Arabian banking and industrial group, and the two lessor banks are also members of that same group. The Company entered into a long-term management agreement with Basafojagu to manage and operate the rig. The Company also provided guarantees for its 12.5% share, or approximately $5.0 million as of December 31, 2003, of Basafojagu's lease obligations. Basafojagu is in arrears in payment of its lease obligations. In January 2004, the Company entered into a purchase option that expires on May 15, 2004 to acquire the tender barge and associated derrick set for aggregate consideration of $15.3 million. If the Company exercises its option, it will be released of all obligations under the guarantees and under the lease and management agreements. The Company considers it likely that the purchase option will be exercised and, therefore, has not provided for any amounts contingently payable under its guarantee.

     The Company has a 30.0% ownership in United Gulf Energy Resource Co. SAOC-Sultanate of Oman, which owns 99.9% of National Drilling and Services Co. LLC ("NDSC"), an Omani company. NDSC owns and operates four land drilling rigs. The Company accounts for this investment under the equity method, which as of December 31, 2003 was $300,000.

                           PRIDE INTERNATIONAL, INC.

14.  SUPPLEMENTAL FINANCIAL INFORMATION

  Other Current Assets

     Other current assets consisted of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2003       2002
                                                              --------   --------
                                                                (IN THOUSANDS)
Deferred mobilization and inspection costs..................  $ 46,406   $ 59,753
Insurance receivables.......................................     5,975     33,982
Prepaid expenses............................................    34,059     27,549
Other receivables...........................................     8,129     13,266
Construction project costs..................................    48,262     28,351
Deferred financing costs....................................    11,949     11,121
Other.......................................................    15,526      2,890
                                                              --------   --------
  Total other current assets................................  $170,306   $176,912
                                                              ========   ========

  Other Assets

     Other assets consisted of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2003       2002
                                                              --------   --------
                                                                (IN THOUSANDS)
Deferred mobilization and inspection costs..................  $ 40,576   $ 55,882
Deferred financing costs....................................    34,055     38,860
Deferred compensation plan..................................    12,996     11,670
Deferred income taxes.......................................     4,048         --
Other.......................................................    10,502     23,440
                                                              --------   --------
  Total other assets........................................  $102,177   $129,852
                                                              ========   ========

                           PRIDE INTERNATIONAL, INC.

  Accrued Expenses

     Accrued expenses consisted of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2003       2002
                                                              --------   --------
                                                                (IN THOUSANDS)
Deferred mobilization revenues..............................  $ 48,894   $ 90,302
Construction project costs..................................    64,496         --
Payroll and benefits........................................    44,809     42,830
Interest....................................................    17,370     26,398
Current income taxes........................................    24,263     22,334
Taxes, other than income....................................    21,256     21,705
Insurance...................................................     9,746      7,147
Earn-out payment, current portion...........................     3,000      3,000
Foreign currency contracts..................................        --      1,116
Pooling and merger costs....................................        --        886
Other.......................................................    26,264     22,343
                                                              --------   --------
  Total accrued expenses....................................  $260,098   $238,061
                                                              ========   ========

  Other Long-Term Liabilities

     Other long-term liabilities consisted of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2003      2002
                                                              -------   -------
                                                               (IN THOUSANDS)
Deferred mobilization revenue...............................  $26,190   $47,457
Deferred compensation.......................................   12,996    14,621
Deferred revenue, other.....................................    1,176    14,712
Earn-out payment, net of current portion....................       --     3,000
Other.......................................................   14,061     8,782
                                                              -------   -------
  Total other long-term liabilities.........................  $54,423   $88,572
                                                              =======   =======

                           PRIDE INTERNATIONAL, INC.

  Other Income (Expense), Net

     Other income (expense), net consisted of the following:

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          2003      2002       2001
                                                         -------   -------   --------
                                                                (IN THOUSANDS)
Argentina writedown....................................  $    --   $    --   $(10,679)
Foreign exchange gain (loss)...........................    9,592        (1)    (2,375)
Gain (loss) on extinguishment of debt..................   (6,142)   (1,228)     2,049
Insurance gains........................................       --        --      1,299
Litigation settlement..................................       --        --     (5,100)
Other, net.............................................       79       157      1,480
                                                         -------   -------   --------
  Total other income (expense), net....................  $ 3,529   $(1,072)  $(13,326)
                                                         =======   =======   ========

  Cash Flow Information

     Supplemental cash flows and non-cash transactions were as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          2003       2002      2001
                                                         -------   --------   -------
                                                                (IN THOUSANDS)
Cash paid during the year for:
  Interest.............................................  $89,354   $111,576   $97,970
  Income taxes -- U.S., net............................       --         --    13,165
  Income taxes -- foreign, net.........................   33,233     22,728    25,704
  Change in capital expenditures in accounts payable...   (7,078)    35,863    55,346

                           PRIDE INTERNATIONAL, INC.

15.  SEGMENT INFORMATION

     In January 2004, the Company reorganized its reporting segments to achieve a more rational geographic distribution and to establish better defined lines of accountability and responsibility for the sectors of its business. The Company now has six principal reporting segments: Eastern Hemisphere, which comprises the Company's offshore and land drilling activity in Europe, Africa, the Middle East, Southeast Asia, Russia and Kazakhstan; Western Hemisphere, which comprises the Company's offshore drilling activity in Latin America, currently Brazil, Mexico and Venezuela; U.S. Gulf of Mexico, which comprises the Company's U.S. offshore platform and jackup rig fleets; Latin America Land; E&P Services; and Technical Services.

     The following table sets forth certain consolidated information with respect to the Company by reporting segment:

                                                 U.S. GULF    LATIN
                                     WESTERN     OF MEXICO   AMERICA      E&P      TECHNICAL   CORPORATE
                        EASTERN     HEMISPHERE   OFFSHORE      LAND     SERVICES   SERVICES    AND OTHER     TOTAL
                       HEMISPHERE   ----------   ---------   --------   --------   ---------   ---------   ----------
                                                               (IN THOUSANDS)
2003
Revenues.............  $  625,462   $  378,974   $ 89,478    $344,842   $122,052   $ 128,912   $     --    $1,689,720
Earnings (loss) from
  operations.........     194,923      100,250    (38,649)     14,538      8,847    (105,382)   (52,309)      122,218
Total assets.........   1,907,444    1,162,593    398,235     562,422    185,120      69,127     93,489     4,378,430
Capital expenditures,
  including
  acquisitions.......      71,175       89,139     27,203      19,363      9,154          --        938       216,972
Depreciation and
  amortization.......      87,036       58,008     37,480      51,203     11,148          92      4,255       249,222
2002
Revenues.............  $  500,692   $  278,664   $104,874    $222,294   $ 73,000   $  90,250   $     --    $1,269,774
Earnings (loss) from
  operations.........     148,950       88,365    (47,214)     (1,409)      (912)      2,386    (39,576)      150,590
Total assets.........   1,955,527    1,123,731    450,994     552,452    159,861      13,352    146,940     4,402,857
Capital expenditures,
  including
  acquisitions.......     115,286       89,281     11,579      27,845     10,709         508        618       255,826
Depreciation and
  amortization.......      79,567       48,877     36,612      53,592     11,545          10          1       230,204
2001
Revenues.............  $  348,580   $  174,438   $428,907    $418,469   $142,501   $      --   $     --    $1,512,895
Earnings (loss) from
  operations.........     124,824       43,286    135,278      20,865      7,304          --    (47,008)      284,549
Total assets.........   1,595,257      854,932    956,046     631,903    148,464          --    104,605     4,291,207
Capital expenditures,
  including
  acquisitions.......     220,079      494,387     45,562     145,452     22,895          --      3,898       932,273
Depreciation and
  amortization.......      42,943       28,016     57,519      59,631     14,580          --         21       202,710

  Significant Customers

     For the year ended December 31, 2003, one customer accounted for approximately 13% of consolidated revenues and is included in the Western Hemisphere segment and an additional customer accounted for approximately 13% of consolidated revenue and is included in the Eastern Hemisphere, Latin America Land,

                           PRIDE INTERNATIONAL, INC.

and E&P Services segments. For the year ended December 31, 2002, one customer accounted for approximately 16% of consolidated revenues and is included in the Eastern Hemisphere, Latin America Land, and E&P Services segments, and an additional customer accounted for approximately 12% of consolidated revenue and is included in the Eastern Hemisphere segment. One customer accounted for approximately 11% of consolidated revenues for the year ended December 31, 2001, which amount is included in the E&P Services and Latin America Land segments.

16.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     Summarized quarterly financial data for the years ended December 31, 2003 and 2002 were as follows:

                                              FIRST      SECOND     THIRD      FOURTH
                                             QUARTER    QUARTER    QUARTER    QUARTER
                                             --------   --------   --------   --------
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
2003
Revenues...................................  $395,421   $408,615   $450,834   $434,850
Earnings (losses) from operations(1).......    50,414     11,888     82,947    (23,031)
Net earnings (loss)........................     3,980    (18,173)    28,712    (38,452)
Net earnings (loss) per share:
  Basic....................................  $   0.03   $  (0.14)  $   0.21   $  (0.28)
  Diluted..................................  $   0.03   $  (0.14)  $   0.19   $  (0.28)
Weighted average common shares and
  equivalents outstanding:
  Basic....................................   134,131    134,246    135,131    135,291
  Diluted..................................   134,840    134,246    155,466    135,291
2002
Revenues...................................  $298,557   $309,484   $312,750   $348,983
Earnings from operations(1)................    35,283     37,489     35,458     42,360
Net earnings (loss)........................       263     (4,155)    (5,586)     1,143
Net earnings (loss) per share:
  Basic....................................  $     --   $  (0.03)  $  (0.04)  $   0.01
  Diluted..................................  $     --   $  (0.03)  $  (0.04)  $   0.01
Weighted average common shares and
  equivalents outstanding:
  Basic....................................   132,863    133,094    133,212    134,041
  Diluted..................................   133,816    133,094    133,212    134,838

---------------

(1) Results previously reported for interim periods have been restated to reflect the retroactive adoption of FIN No. 46R, "Consolidation of Variable Interest Entities". See Note 1.